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                                                                    EXHIBIT 10.2


                              PANAVISION EXECUTIVE
                           INCENTIVE COMPENSATION PLAN

I.        DEFINITIONS

          A.   "Administrator" shall have the meaning set forth in Section
               III(C).

          B. "Bonus Award" shall mean the bonus payable to a Participant for a Plan Year under the Plan.

          C. "Business Objectives" shall mean the criteria against which Performance Levels are measured related to the financial performance of the Company, its subsidiaries, or its business units.

          D. "Committee" shall mean the Compensation Committee of the Board of Directors of the Company.

          E.   "Company" shall mean Panavision Inc.

          F. "Computation Standards" shall mean the formula, standards, and other means for determining Minimum Bonus, Target Bonus and Maximum Bonus amounts pursuant to Section V and VII(A)(3).

          G. "Covered Employees" shall have the meaning as defined in Treasury Regulation 1.162-27(c)(2) or successors thereto.

          H. "EBIT" shall mean earnings before interest and taxes for the Company or a subsidiary or unit thereof.

          I. "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization for the Company or a subsidiary or unit thereof.

          J. "Group Bonus Award" shall mean the maximum aggregate bonus amount available to a Participant Group for a Plan Year.

          K. "Maximum Bonus" shall mean the maximum bonus amount available to a Specified Participant or Participant Group, as applicable, for a Plan Year.

          L.   "Maximum Performance Level" shall have the meaning set forth in
               Section V(B)(5).

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          M.   "Minimum Bonus" shall mean the bonus amount available to a
               Specified Participant or Participant Group, as applicable, for a Plan Year upon attainment of minimum Performance Levels.

          N.   "Minimum Performance Level" shall have the meaning set forth in
               Section V(B)(3).

          O.   "Participants" shall have the meaning set forth in Section IV.

          P. "Participant Group" shall mean a group of Participants who are not Specified Participants, which grouping may be according to subsidiary, business unit, office location or other definitional criteria.

          Q. "Performance Level" shall mean, for a Specified Participant or Participant Group, the performance of the Participant, Company, subsidiary and/or business unit for the Plan Year determined in accordance with the Computation Standards.

          R. "Personal Performance Objectives" shall mean criteria against which Performance Levels are measured related to individual accomplishment or personal development.

          S. "Plan" shall mean the Panavision Executive Incentive Compensation Plan.

          T. "Plan Year" shall mean a calendar year, or such other period as may be determined from time to time by the Committee or the Administrator.

          U. "Section 162(m)" shall mean the provisions of Section 162(m) of the Internal Revenue Code Section of 1986, as amended, and the regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto.

          V.   "Section 162(m) Bonus Award" shall have the meaning set forth in
               Section VII.

          W. "Specified Participants" shall mean Participants for whom Minimum Bonus, Target Bonus and Maximum Bonus levels are established on an individual basis, and shall include all Covered Employees.

          X. "Target Bonus" shall mean the bonus amount available to a Specified Participant or Participant Group, as applicable, if the Performance Level for that Specified Participant or Participant Group reaches the Target Performance Level, as determined according to the Computation Standards.

          Y.   "Target Performance Level" shall have the meaning set forth in
               Section V(B)(4).



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II.       OBJECTIVES OF THE PLAN

          The Plan is intended to provide an annual incentive program to serve the following objectives:

          A. Reinforce the Company's goals and each eligible individual's role in achieving them;

          B. Attract, retain, and motivate the executive human resources necessary to operate the Company;

          C. Encourage improved profitability, return on investment, and growth of the Company;

          D.   Reflect the Company's commitment to pay for performance; and


          E. In the case of Covered Employees, be directly related to the performance results of the Company or a subsidiary or business unit thereof and contingent upon the achievement of certain corporate goals, for any Plan Year that the Plan is intended to meet the requirements of Section 162(m).


III.      ADMINISTRATION OF THE PLAN


          A. The Plan shall be administered by the Committee. The Committee shall have the authority and absolute discretion to administer the Plan and to exercise all the powers either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Bonus Awards under the Plan; to determine the persons to whom and the time or times at which Bonus Awards shall be granted; to determine the terms, conditions, restrictions and Computation Standards relating to any Bonus Award; to determine whether, to what extent, and under what circumstances a Bonus Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in Computation Standards in recognition of unusual or non-recurring events affecting the Company or its financial statements, or in response to changes in applicable laws, regulations, or accounting principles; to construe and interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

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          B.   The Committee's interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all parties concerned, including the Company, its affiliates, stockholders and any Participant. No member of the Committee or the Administrator shall be liable for any action taken or determination made in good faith with respect to the Plan or any award granted hereunder.

          C. Except with respect to the grant of a Section 162(m) Bonus Award to a Covered Employee for a Plan Year in which the Plan is intended to comply with Section 162(m), the Committee may delegate all or a portion of its powers and authority under the Plan to an administrator (the "Administrator"), consisting of such officers or other employees of the Company as the Committee shall determine in its discretion.


IV.       ELIGIBILITY


The following employees of the Company and any designated subsidiary (together "Participants") shall be eligible for participation in the Plan: (1) executives of Panavision Inc. or Panavision International, L.P. whose positions are classified as Vice President and above; (2) managing directors and other key executives of the Company's operations outside the United States; (3) employees for whom participation in the Plan is included as a term of an employment agreement; and (4) such other employees as the Committee or Administrator may determine as eligible from time to time.


V.       ESTABLISHMENT OF COMPUTATION STANDARDS

          A. For each Plan Year, the Committee or Administrator shall establish Computation Standards that apply to each Specified Participant and Participant Group.

          B.   Computation Standards shall set forth:


               1. The Business Objectives and Personal Objectives, as applicable, utilized in measuring performance;


               2. The relative weight assigned to the Business Objectives and Personal Objectives, or formula utilized, in determining the Performance Level for the Plan Year;

               3. The minimum Performance Level required for the Specified Participant or Participant Group to be eligible for a Minimum Bonus ("Minimum Performance Level");

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               4.   The Performance Level required for the Specified Participant or Participant Group to be eligible for a Target Bonus (the "Target Performance Level");

               5. The Performance Level at which the Maximum Bonus shall apply to the Specified Participant or Participant Group (the "Maximum Performance Level"); and

               6. The Target Bonus, Minimum Bonus and Maximum Bonus applicable to the Specified Participant or Participant Group, which may be expressed as a percentage of the Specified Participant's base salary or Participant Group's aggregate base salary or a dollar amount. Determination of such bonus amounts for Specified Participants shall generally be based on, among other factors, an individual's position, reporting level, historical compensation, and the impact the position has on the organization's results. Determination of such bonus amounts for Participant Groups shall generally be based on, among other factors, contribution to overall Company performance, historical compensation levels, and previous bonus levels.

          C. Business Objectives for a Specified Participant or Participant Group shall be determined by the Committee or Administrator in its absolute discretion. To the extent permitted by applicable law, Business Objectives may include any measures or metrics related to the performance of the Company or its subsidiaries or business units, or a combination of one or more measures, including (but not limited to): EBITDA; EBITDA minus capital expenditures; EBIT; stock price; fair market value; book value; market share; earnings per share; cash flow; return on equity, assets, capital or investment; net income; operating profit or income; operating income before restructuring or other charges; revenue or sales; revenue or sales growth; expense targets; working capital targets; operating margin; productivity improvement; cost or expenses; planning accuracy (as measured by comparing planned results to actual results); customer satisfaction based on market share or other relevant factors; and implementation or completion of critical projects or processes including, without limitation, growth in consumption of the products of the Company or its subsidiaries, new product development, and reduction in costs or expenses.

          D. To the maximum extent permitted by Section 162(m), the Committee may make appropriate adjustments in Business Objectives to reflect the impact of extraordinary items, including but not limited to (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Company after the Business Objective is established, (3) items of gain, loss or expense for the year related to restructuring


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               activities, (4) items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, all determined in accordance with standards established by any applicable Opinion of the Accounting Principles Board, (5) items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in any applicable Opinion of the Accounting Principles Board, (6) items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in any applicable Opinion of the Accounting Principles Board, and (7) such other items as may be prescribed by Section 162(m) or as may be appropriate in light of the objectives of the Plan.

          E. Other than as set forth in this paragraph, Computation Standards may include Personal Performance Objectives which are specific to individuals and can be based upon, among other factors, contribution to specific projects, achievement of specific objectives established by the Committee or Administrator or by the Participant's supervisor, improvement in performance, and/or overall performance as measured by the Company's performance evaluation process. In no event shall any portion of a Section 162(m) Bonus Award made to a Covered Employee be determined based upon Personal Performance Objectives for a Plan Year in which the Plan is intended to comply with Section 162(m).


          F. If an individual becomes eligible to participate in the Plan during a Plan Year and after the Computation Standards for the Plan Year are determined, that individual's objectives may be determined by the Committee or Administrator, whichever is applicable, in writing, either by resolution of the Committee or by action of the Administrator.

VI.       COMPUTATION OF AWARDS

          A.   Specified Participants.

               1. A Specified Participant shall be eligible to receive as a Bonus Award the amount set forth in the Computation Standards based on the Performance Level for that Plan Year.

               2. If the Performance Level for a Specified Participant is above the Minimum Performance Level but below the Target Performance Level, and provided that the Performance Level for that Specified Participant is a numerical measure, then the Bonus Award shall be determined according to the following formula:

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                    Bonus Award = Minimum Bonus + (Performance Level - Minimum
                    Performance Level)/(Target Performance Level - Minimum Performance Level) x (Target Bonus - Minimum Bonus)

               3. If the Performance Level for a Specified Participant is above the Target Performance Level but below the Maximum Performance Level, and provided that the Performance Level for that Specified Participant is a numerical measure, then the Bonus Award shall be determined according to the following formula:

                    Bonus Award = Target Bonus + (Performance Level - Target Performance Level)/(Maximum Performance Level - Target Performance Level) x (Maximum Bonus - Target Bonus)

               4. If the Performance Level for a Specified Participant is above the Minimum Performance Level but below the Target Performance Level, or above the Target Performance Level but below the Maximum Performance Level, and the Performance Level for that Specified Participant is not a numerical measure, then the Bonus Award shall be determined by the Committee or the Administrator with consideration for the relative Performance Level achieved.

               5. No Bonus Award for a Specified Participant shall exceed 200% of the Specified Participant's Target Bonus or $2,000,000, whichever is lower.


          B.   Participant Groups.

               1. The Group Bonus Award shall be the amount set forth in the Computation Standards based on the Performance Level for that Plan Year.

               2. If the Performance Level for a Participant Group is above the Minimum Performance Level but below the Target Performance Level, and provided that the Performance Level for that Participant Group is a numerical measure, then the Group Bonus Award shall be determined according to the following formula:

                    Group Bonus Award = Minimum Bonus + (Performance Level - Minimum Performance Level)/(Target Performance Level - Minimum Performance Level) x (Target Bonus - Minimum Bonus)

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               3.   If the Performance Level for a Participant Group is above
                    the Target Performance Level but below the Maximum Performance Level, and provided that the Performance Level for that Participant Group is a numerical measure, then the Group Bonus Award shall be determined according to the following formula:

                    Group Bonus Award = Target Bonus + (Performance Level - Target Performance Level)/(Maximum Performance Level - Target Performance Level) x (Maximum Bonus - Target Bonus)

               4. If the Performance Level for a Participant Group is above the Minimum Performance Level but below the Target Performance Level, or above the Target Performance Level but below the Maximum Performance Level, and the Performance Level for that Participant Group is not a numerical measure, then the Group Bonus Award shall be determined by the Committee or the Administrator with consideration for the relative Performance Level achieved.

               5. Individual Bonus Awards for Participants (other than Specified Participants) in a Participant Group shall be determined according to an allocation proposed by the senior manager of that Participant Group or an executive officer of the Company and approved by the Committee or Administrator, as applicable. Such approval shall be in the Committee or Administrator's absolute discretion.

               6. Absent a finding by the Committee that a higher amount is appropriate in light of the circumstances and the objectives of the Plan, the sum of individual Bonus Awards for Participants (other than Specified Participants) in a Participant Group shall not exceed the Group Bonus Award. The sum of individual Bonus Awards for a Participant Group may be less than the Group Bonus Award for reasons consistent with the goals of the Plan, including but not limited to the departure of Participants from the Participant Group.

               7. No Bonus Award for a Participant who is not a Specified Participant shall exceed $1,000,000.

          C. Discretionary Awards. The Committee or the Administrator may make discretionary Bonus Awards even if Performance Levels or Business Objectives are not achieved, but not as to Covered Employees for any Plan Year in which the Plan is intended to comply with
               Section 162(m).

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VII.      SECTION 162(m) BONUS AWARDS

          A. The Committee may designate any particular Bonus Award as being a "Section 162(m) Bonus Award", provided that any Bonus Award so designated shall comply with the requirements set forth in
               Section VI(A)(1)-(4) and shall be subject to the following additional requirements, notwithstanding any other provision of the Plan to the contrary:

               1. No Section 162(m) Bonus Award may be paid unless and until the stockholders of the Company have approved the Plan in a manner that complies with the stockholder approval requirements of Treasury Regulation 1.162-27(e)(4).

               2. A Section 162(m) Bonus Award must be made by a minimum of two members of the Committee, each of whom must be an "outside director" (within the meaning of Treasury Regulation 1.162-27(e)(3)).

               3. The Computation Standards that determine a Section 162(m) Bonus Award must be based on Business Objectives in accordance with Section V. Such Business Objectives, and the
                    Section 162(m) Bonus Award payable on attainment thereof, must be established by the Committee within the time limits and according to the conditions required in order for the
                    Section 162(m) Bonus Award to qualify for the performance-based compensation exception to Section 162(m) set forth in Treasury Regulation 1.162-27(e).

               4. No Section 162(m) Bonus Award may be paid until the Committee has certified the appropriate level of attainment of the applicable Business Objectives in accordance with Treasury Regulation 1.162-27(e)(5).


          B.   No Section 162(m) Bonus Award shall exceed $2,000,000.


VIII.          MISCELLANEOUS

          A. Eligibility During a Plan Year. If a Participant has a change of assignment or transfer during a Plan Year, the Committee or the Administrator may determine that the Participant's Bonus Award be calculated for each position on a pro-rated basis. Similarly, the Committee or the Administrator may determine that an employee who is newly hired or promoted and who meets the eligibility requirements set forth in Plan Section IV, or who becomes eligible to join the Plan after the start of the Plan Year, shall be eligible for a pro-rated Bonus Award based on the percentage of the Plan Year actually worked while a Participant.

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          B.   Accrual of Bonus Award. No Bonus Award payable under this Plan shall be deemed to accrue until the last day of the period with respect to which such Bonus Award would otherwise be paid.

          C. Timing of Payment. It is intended that Bonus Awards shall be paid no later than 15 days after the Company files its financial statements for the Plan Year on Form 10-K or April 30 following the Plan Year, whichever is earlier. However, the timing of payment of Bonus Awards shall be in the absolute discretion of the Committee and may be subject to delay as a result of Company requirements or other circumstances.

          D. Active Employment. Only Participants who remain actively employed by the Company or a subsidiary through the date Bonus Awards are distributed shall be eligible to receive a Bonus Award. Notwithstanding the foregoing, the Committee or Administrator may in its absolute discretion (but shall have no obligation to) determine to make a Bonus Award (including a reduced or pro-rated award) under appropriate circumstances including, without limitation, in the case of:

               1. A Participant whose employment terminates due to death, disability, or retirement at any time after the start of a Plan Year, or

               2. A participant whose employment is terminated by the Company other than for cause at any time after June 30 of a Plan Year.

          E. Compliance with Agreements. Absent a specific finding by the Committee that an exception is appropriate, no Bonus Award shall be payable to any Participant who at the time for payment of such award is in breach of any applicable employment agreement, or who has failed to execute and remain in compliance with Panavision's Employee Agreement as to Confidentiality and Non-Competition or Panavision's Code of Business Conduct (as any of the same may be amended from time to time).

          F. Unfunded Plan. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. The Company shall not be required to establish any special segregation of assets to assure the payment of Bonus Awards. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

          G. Withholding. The Company or its subsidiaries, as applicable, shall have the right to deduct from Bonus Awards any taxes or other amounts required by law to be withheld.

          H. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of California without giving effect to the conflict of laws principles thereof.


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          I.   No Right to Continued Employment. Participation in the Plan shall not confer upon any Participant any rights to continued employment with the Company or its subsidiaries, limit in any way a Participant's right or the right of the Company or its subsidiaries to terminate a Participant's employment at any time, or confer upon any Participant any claim to receive a Bonus
               Award, and no Participant's rights under the Plan may be assigned, attached, pledged or alienated by operation of law or otherwise.

          J. Amendment; Termination. The Committee may revise, amend or terminate the Plan, or any rules or provisions under the Plan, at any time during or after a Plan Year. The Committee or Administrator, at its discretion, may also make exceptions to this Plan, other than in the case of Covered Employees for a Plan Year in which the Plan is intended to comply with Section 162(m).

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